CONSULTING AGREEMENT:

The Chosen, LLC, a Utah limited liability company ("Company"), intends to engage in a public offering of securities pursuant to an exemption from registration pursuant to Section 3(b) of the Securities Act of 1933, as amended (the "Act") and Regulation A promulgated thereunder (the "Offering").

Advisory Services

Company desires to engage the services of VidAngel, Inc. ("VidAngel," "we," "our" or "us") in connection with the Offering (the "Services"). The Services include: (i) providing Company with the technology necessary to facilitate the Offering; (ii) assist in the reconciliation and accounting of all funds received and shares issued for the Offering; (iii) video recording, editing, and marketing related consultation; and (vi) assisting Company with such other matters as may be agreed upon. By way of clarification, the Services will NOT include acting as placement agent for the Offering, soliciting investors or indications of interest in buying securities, discussing the merits of the offering with third parties, or any other activity that could be characterized as a brokerage activity.

As compensation for the Services, Company will pay VidAngel a fee of $300,000, within 30 days following the successful launch of the website (as determined in the reasonable discretion by Company) through which the Offering will be conducted by Company.

Terms and Conditions

VidAngel will request that Company provide such information as VidAngel reasonably deems necessary or appropriate to perform the Services. Company agrees and acknowledges that, VidAngel and its employees, agents, counsel, and advisors will rely entirely on Company to provide all information concerning itself and its business related to its performance of the services. VidAngel and its employees, agents, legal counsel, and advisors assume no responsibility for the accuracy and/or completeness of that information. Company represents that, to its actual knowledge, all information provided to VidAngel will be true, accurate and complete in all material respects and, to the actual knowledge of Company, will not omit any information that, with the passage of time, would cause the information provided to become inaccurate, false, or incomplete. Company shall promptly submit any additional information to supplement, correct, amend or reflect material changes in or to any information submitted to VidAngel that was or has become materially inaccurate, false, or incomplete.

VidAngel will keep confidential information designated by Company in writing as confidential, provided, however, that information shall not be deemed or treated as confidential it if (i) is already in our possession before its disclosure to us by Company; (ii) is generally available to the public, or (iii) becomes available to us on a non-confidential basis from a third party who is not bound by a confidentiality obligation with respect to such information. VidAngel will not disclose Company's confidential information to any third party other than (a) to its officers, members, employees, agents, affiliates, advisors and representatives in connection with this engagement after informing them of its confidential nature, and requiring that they be contractually obligated to keep such information confidential; (b) to any person with prior written consent of Company; or (c) if, we are advised by our legal counsel that we are legally obligated to disclose such information, in which event we shall use reasonable efforts to obtain a protective order for such information and shall allow Company to assist in such effort. We will use Company's confidential information only for this engagement. The provisions of this paragraph shall survive for two (2) years after the expiration or termination of this Agreement.

VidAngel is an independent contractor to Company and is not a fiduciary to Company or its investors, shareholders, or members. Company acknowledges that it is a sophisticated business enterprise with competent financial advisors and legal counsel and has retained VidAngel for the limited purposes set forth herein. The parties agree that their respective rights and obligations as set forth herein are contractual in nature. Accordingly, Company disclaims any intention to impose any fiduciary obligation on Vidangel by virtue of this engagement, and VidAngel shall not be deemed to have any fiduciary duty or obligation to Company or any of its officers, directors, investors, shareholders, partners, members, affiliates, or creditors, or to any other business entity or its respective officers, directors, shareholders, partners, members, affiliates, or creditors by virtue of this Agreement or the services provided pursuant hereto.

VidAngel hereby represents and warrants to Company that: (i) it is in good standing in its state of formation and has obtained all approvals and licenses required to conduct its business and perform the services contemplated hereby; (ii) neither VidAngel nor, to VidAngel's actual knowledge, any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking or (c) the subject or target of any securities or investment-related investigation by any regulatory authority; (iii) the services performed by VidAngel or any of its agents in connection with the Offering will comply with all applicable laws, including, without limitation, Section 61 of the Utah Uniform Securities Act; (iv) VidAngel will not take any action that constitutes the offering or selling of securities or any brokering, marketing or promoting services; and (v) VidAngel has the required skill, experience, and qualifications to perform the Services, shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services, and shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner.

Company agrees to indemnify and hold harmless VidAngel and its officers, directors, partners, investors, shareholders, attorneys, employees, consultants, and independent contractors (each an "Indemnified Party") from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which the Indemnified Parties become subject to the extent such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (a) any material breach of this Agreement by Company or failure by Company to comply with state or federal securities laws applicable to the Offering, or (b) any untrue statement of material fact contained (i) in any offering statement related to the Offering or any post-qualification amendment thereto, (ii) any marketing material related to the Offering provided to any third party, or (iii) in any document executed by Company or on its behalf specifically for the purpose of qualifying any or all of the Offering under the securities laws of any jurisdiction or based upon written information furnished by Company under the securities laws thereof, or (c) the omission of a material fact required to be included in the offering statement related to the Offering or any post-qualification amendment thereof or any marketing material related to the Offering provided to any third party to make the statements therein not misleading, provided, however, Company shall have no indemnification obligation hereunder to the extent such losses, claims, damages, liabilities or actions are attributable, in whole or in part, to the negligent or willful action, or inaction, of any of the Indemnified Parties. Company will reimburse each Indemnified Party for any reasonable legal expense such party actually incurs to investigate or defend against such loss, claim, damage, liability or action; *provided, however*, that Company will not be liable to the extent such loss, claim, damage or liability arises out of, or is based upon, an allegedly untrue statement or alleged omission made in reliance upon and in conformity with written information originated solely by VidAngel and furnished to Company by VidAngel expressly for use in an offering statement related to the Offering, any post-qualification amendment thereof, or any marketing material related to the Offering provided to any third party. This indemnity agreement will be in addition to any liability that Company otherwise has.

VidAngel will defend, indemnify, and hold harmless Company its officers, directors, partners, investors, shareholders, attorneys, employees, consultants, and independent contractors from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which such becomes subject to the extent such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon out of the Services provided by VidAngel under this Agreement or VidAngel's breach of this Agreement, including, without limitation, the representations, warranties and covenants of VidAngel set forth in this Agreement, except to the extent any such Losses are attributable to the negligence or misconduct of Company.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any principles of conflicts of law. The parties hereto hereby irrevocably agree to mediate any dispute arising hereunder or related hereto in Salt Lake County, Utah and, if such mediation be unsuccessful in resolving the dispute, to submit to binding arbitration in Salt Lake County, Utah under the Commercial Arbitration Rules of the Judicial Arbitration and Mediation Service or other arbitral association as mutually agreed by the parties. The prevailing party in any such arbitration shall be entitled to recover its reasonable costs and attorneys' fees as determined by, and in the sole discretion of, the arbitrator.

This Agreement contains the entire agreement between us concerning the Services to be provided hereunder and supersedes any prior understanding or agreement in connection therewith. Any amendment

or waiver of any right or obligation must be in writing signed by the party against whom it is sought to be enforced. The officers signing below are duly authorized to execute this Agreement on behalf of Company and VidAngel and upon its execution, it shall be binding against Company and VidAngel.

This Agreement may not be assigned by Company without VidAngel's prior written consent, which consent may be withheld for any reason. The benefits of this Agreement and the attached indemnification shall inure to the respective successors and assigns of the parties to, and persons indemnified under, this Agreement and their successors, assigns and representatives, and the obligations and liabilities assumed under this Agreement shall be binding upon each party's respective successors and assigns.

[The remainder of the page has intentionally been left blank.]

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date indicated below.

The Chosen, LLC

DocuSigned by:

Signature: Derral Eves

Printed name: Derral Eves

Title: CEO

Date: 8/10/2020

VidAngel, Inc.

DocuSigned by:

Signature: Neal Harmon

Printed name: Neal Harmon

Title: CEO

Date: 8/11/2020